Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES PRELIMINARY RESULTS AND PRICING OF TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8 3/4% SENIOR SUBORDINATED NOTES

Houston, Texas -- October 20, 2006 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) announced today the results to date of its previously announced tender offer and consent solicitation for any and all of its outstanding 8 3/4% Senior Subordinated Notes due 2012 (CUSIP No. 726507AF3) (the “Notes”).

As of 5:00 p.m., New York City time, on October 19, 2006 (the “Consent Date”), the last day and time for holders to deliver their Notes pursuant to the tender offer and be eligible to receive the Total Consideration including the Consent Payment, holders of approximately $274,801,000 in aggregate principal amount of Notes had tendered their Notes pursuant to the tender offer. This participation represents approximately 99.93% of the total principal amount of Notes outstanding. Notes tendered prior to the Consent Date may no longer be withdrawn and consents delivered prior to the Consent Date may no longer be revoked.

The Total Consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) prior to the Consent Date is $1,062.07, which includes a $20.00 consent payment. The Total Consideration was determined by reference to a fixed spread of 50 basis points plus the bid side yield to maturity of the 3.625% U.S. Treasury Note due June 30, 2007, which yield was calculated as of 11:00 a.m. New York City time on October 19, 2006. Noteholders who validly tender and do not withdraw their Notes will receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date. PXP expects to pay for all Notes validly tendered by the Consent Date on November 3, 2006.

The Company also announced that it has received the requisite consents to adopt the proposed amendments pursuant to the consent solicitation. As a result, it is expected that the Company and the indenture trustee will execute a supplemental indenture in respect of such amendments, with

- MORE-

such amendments to become operative upon the acceptance for payment of Notes pursuant to the tender offer.

Holders who validly tender their Notes after the Consent Date and on or prior to the expiration of the tender offer, which is scheduled to occur immediately after 11:59 p.m., New York City time, on November 1, 2006, will be eligible to receive the Purchase Price for such Notes, which is the Total Consideration less the Consent Payment of $20.00 per $1,000 principal amount, as well as accrued and unpaid interest up to, but not including, the payment date, which is anticipated to be November 3, 2006 (promptly after expiration of the tender offer). PXP's obligation to accept for purchase and to pay for Notes in the tender offer is conditioned on, among other things, PXP having completed the redemption of its 7 1/8% Senior Notes due 2014.

PXP has retained J.P. Morgan Securities Inc. to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent at (800) 322-2885. Questions regarding the tender offers and consent solicitations may be directed to J.P. Morgan Securities Inc. by calling collect at (212) 270-3994.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 4, 2006.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we

- MORE -

will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

# # #